EXHIBIT (E)(2)

                  CDC IXIS ASSET MANAGEMENT DISTRIBUTORS, L.P.
                               399 Boylston Street
                           Boston, Massachusetts 02116

                                DEALER AGREEMENT

As dealer for our own account, we offer to sell to you shares of each of the mutual funds distributed by us (the "Funds" and each a "Fund"), for each of which Funds we are a principal underwriter as defined in the Investment Company Act of 1940, as amended (the "Act"), and from which we have the right to purchase shares.

With respect to each of the Funds (except for paragraph 4, which applies only with respect to each Fund having in effect from time to time a service plan, service and distribution plan or other plan adopted pursuant to Rule 12b-1 under the Act):

1. In all sales of shares of the Funds you shall act as dealer for your own account, and in no transaction shall you have any authority to act as agent, broker or employee for any of the Funds or for us. You agree not to purchase any Fund shares for any customer, unless you deliver or cause to be delivered to such customer, at or prior to the time of such purchase, a copy of the then current Prospectus of the applicable Fund. You hereby represent that you understand your obligation to deliver a Prospectus to customers who purchase Fund shares pursuant to federal securities laws and you have taken all necessary steps to comply with such Prospectus delivery requirements.

2. Orders received from you will be accepted by us only at the public offering price applicable to each order, except for transactions to which a reduced offering price applies as provided in the then current Prospectus (which term as hereinafter used shall include the Statement of Additional Information) of the Fund(s). The minimum dollar purchase of shares of each Fund by any investor shall be the applicable minimum amount described in the then current Prospectus of the Fund and no order for less than such amount will be accepted hereunder. The public offering price shall be the net asset value per share plus the sales charge, if any, applicable to the transaction, expressed as a percentage of the public offering price, as determined and effective as of the time specified in the then current Prospectus of the Fund(s). The procedures relating to the handling of orders shall be subject to any instructions that we shall forward from time to time to you. All orders are subject to acceptance or rejection by us in our sole discretion. You hereby agree to comply with the attached Policies and Procedures with Respect to the Sales of Shares of Funds Offering Multiple Classes of Shares.

3. The sales charge applicable to any sale of Fund shares by you and the dealer concession or commission applicable to any order from you for the purchase of Fund shares accepted by us shall be set forth in the then current Prospectus of the Fund. You may be deemed to be an underwriter in connection with sales by you of shares of the Fund where you receive all or substantially all of the sales charge as set forth in the Fund's Prospectus, and therefore you may be subject to applicable provisions of the Securities Act of 1933.

We are entitled to a contingent deferred sales charge ("CDSC") on redemptions of applicable Classes of shares of the Funds, as described in the then current Prospectus. You agree that you will sell shares subject to a CDSC and that are to be held in omnibus accounts only if you are a NETWORKING participant with the National Securities Clearing Corporation and if such accounts are established pursuant to a NETWORKING Agreement.

Reduced sales charges or no sales charge may apply to certain transactions under letter of intent, combined purchases or investments, reinvestment of dividends and distributions, repurchase privilege, unit investment trust distribution reinvestment or other programs, as described in the then current Prospectus of the Fund(s). To obtain any such reductions, you must notify us when the sale that would qualify for such reduction takes place.

4. Rule 12b-1 Plans. The substantive provisions of this Paragraph 4 have been adopted pursuant to Rule 12b-1 under the Act by certain Funds, under plans pursuant to such Rule (each a "Plan").

(a) You agree to provide (i) for the Funds with a Service Plan, personal services to investors in shares of the Funds and/or services related to the maintenance of shareholder accounts, and (ii) for those Funds with a Service and Distribution Plan, both personal services to investors in shares of the Funds and/or services related to the maintenance of shareholder accounts and also distribution and marketing services in the promotion of Fund shares. As compensation for these services, we shall pay you, upon receipt by us from the Fund(s), a quarterly service fee or service fee and distribution fee based on the average daily net asset value of Fund shares at the rate set forth with respect to the relevant Class(es) of shares of the Fund(s) in the then current

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

Prospectus. This fee will be based on the average daily net asset value of Fund shares which are owned of record by your firm as nominee for your customers or which are owned by those shareholders whose records, as maintained by the Fund or its agent, designate your firm as the shareholder's dealer of record. No such fee will be paid to you with respect to shares purchased by you or your customers and redeemed or repurchased by the Fund or by us as agent within seven
(7) business days after the date of our confirmation of such purchase. No such fee will be paid to you with respect to any of your customers if the amount of such fee based upon the value of such customer's Fund shares would be less than $5.00. Normally, payment of such fee to you shall be made within forty-five (45) days after the close of each quarter for which such fee is payable PROVIDED, HOWEVER, that any other provision of this Agreement or the Prospectuses to the contrary notwithstanding, we shall not have any obligation whatsoever to pay any amount of distribution and/or service fee with respect to shares of any Fund except to the extent, and only to the extent, that we have actually received payment of at least such amount of distribution and/or service fee from the Funds with respect to such shares pursuant to a Plan in consideration of you furnishing distribution and client services hereunder with respect to your customers that own such class of shares of such Fund

(b) You shall furnish us and the Fund with such information as shall reasonably be requested by the Trustees of the Fund with respect to the fees paid to you pursuant to this paragraph 4.

(c) The provisions of this Paragraph 4 may be terminated by the vote of a majority of the Trustees of the Funds who are not interested persons of the Funds and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan, or by a vote of a majority of the Fund's outstanding shares, on sixty (60) days' written notice, without payment of any penalty. Such provisions will be terminated also by any act that terminates either the Fund's Distribution Contract or Underwriting Agreement with us or this Dealer Agreement and shall terminate automatically in the event of the assignment (as that term is defined in the Act) of this Dealer Agreement.

(d) The provisions of the Distribution Contract or Underwriting Agreement between the Fund and us, insofar as they relate to the Plan, are incorporated herein by reference. The provisions of this paragraph 4 shall continue in full force and effect only so long as the continuance of the Plan, the Distributor's Contract or Underwriting Agreement and these provisions are approved at least annually by a vote of the Trustees, including a majority of the Trustees who are not interested persons of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan, cast in person at a meeting called for the purpose of voting thereon.

5. You agree to purchase Fund shares only from us or from your customers. If you purchase Fund shares from us, you agree that all such purchases shall be made only: (a) to cover orders already received by you from your customers; (b) for shares being acquired by your customers pursuant to either the exchange privilege or the reinvestment privilege, as described in the then current Prospectus of the Fund; (c) for your own bona fide investment; or (d) for investments by any IRS qualified pension, profit sharing or other trust established for the benefit of your employees or for investments in Individual Retirement Accounts established by your employees, and if you so advise us in writing prior to any sale of Fund shares pursuant to this subparagraph (d), you agree to waive all your dealer concessions with respect to all sales of Fund shares pursuant to this subparagraph (d). If you purchase shares from your customers, you agree to pay such customers not less than the applicable redemption price next quoted by the Fund pursuant to the procedures set forth in the then current Prospectus of the Fund.

6. You shall sell shares only: (a) to customers at the applicable public offering price, except for shares being acquired by your customers at net asset value pursuant to either the exchange privilege or the repurchase privilege as described in the then current Prospectus of the Fund, and (b) to us as agent for the Fund at the redemption price. In such a sale to us, you may act as either as principal for your own account or as agent for your customer. If you act as principal for your own account in purchasing shares for resale to us, you agree to pay your customer not less than the price that you receive from us. If you act as agent for your customer in selling shares to us, you agree not to charge your customer more than a fair commission or fee for handling the transaction, except that you agree to receive no compensation of any kind based on the reinvestment of redemption or repurchase proceeds pursuant to the repurchase privilege, as described in the current Prospectus of the Fund.

7. You hereby certify that all of your customers' taxpayer identification numbers ("TIN") or social security numbers ("SSN") furnished to us by you are correct and that you will not open an account without providing us with the customer's TIN or SSN.

8. You shall not withhold placing with us orders received from your customers so as to profit yourself as a result of such withholding; e.g., by a change in the net asset value from that used in determining the public offering price to your customers.

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9. We will not accept from you any conditional orders for shares.

10. If any Fund shares sold to you or your customers under the terms of this Agreement are redeemed by the Fund or repurchased by us as agent for the Fund within seven (7) business days after the date of our confirmation of the original purchase by you or your customers, it is agreed that you shall forfeit your right to the dealer concession or commission received by you on such Fund shares. We will notify you of any such repurchase or redemption within ten (10) business days after the date thereof and you shall forthwith refund to us the entire concession or commission allowed or paid to you on such sale. We agree, in the event of any such repurchase or redemption, to refund to the Fund the portion of the sales charge, if any, retained by us and, upon receipt from you of the concession allowed to you on any Fund shares, to pay such refund forthwith to the Fund.

11. Payment for Fund shares sold to you shall be made on or before the settlement date specified in our confirmation, at the office of our clearing agent, and by check payable to the order of the Fund, which reserves the right to delay issuance, redemption or transfer of shares until such check has cleared. If such payment is not received by us, we reserve the right, without notice, forthwith either to cancel the sale, or at our option, or to sell the shares ordered back to the Fund, in which case you shall bear any loss resulting from your failure to make payment as aforesaid.

12. You will also act as principal in all purchases by a shareholder for whom you are the dealer of record of Fund shares with respect to payments sent directly by such shareholder to the Shareholder Services and Transfer agent (the "Agent") specified in the then current Prospectus of the Fund, and you authorize and appoint the Agent to execute and confirm such purchases to such shareholders on your behalf. The Agent will remit not less frequently than monthly to you the amount of any concessions due with respect to such purchases, except that no concessions will be paid to you on any transaction for which your net sales concession is less than $5.00 in any one month. You also represent that with respect to all such direct purchases by such shareholder, you may lawfully sell shares of such Fund in the state designated as such shareholder's record address.

13. Stock certificates for shares sold to you shall be issued only if specifically requested and upon terms specified from time to time by the Trustees of the Fund. If no open account registration or transfer instructions are received by the Agent within 20 days after payment by you for shares sold to you, an open account for such shares will be established in your name. You agree to hold harmless and indemnify us, the Agent and the Fund, for any loss or expenses resulting from such open account registration of such shares.

14. No person is authorized to make any representations concerning shares of the Funds except those contained in the then current Prospectuses of the Funds and in sales literature issued by us supplemental to such Prospectuses or approved in writing by us. In purchasing shares from us, you shall rely solely on the representations contained in such Prospectuses and such sales literature. We will furnish you with additional copies of such Prospectuses and such sales literature and other releases and information issued by us in reasonable quantities upon request.

If, with prior approval from us, you use any advertisement or sales literature which has not been supplied by us, you are responsible for ensuring that the material complies with all applicable regulations and has been filed with the appropriate authorities. Also, you will send us copies of all such materials within (10) days after first use.

You shall indemnify and hold us (and our directors, officers, employees, controlling persons and agents) and the Fund and its Trustees and officers harmless from and against any and all losses, claims, liabilities and expenses (including reasonable attorneys' fees) ("Losses") incurred by us or any of them arising out of (i) your dissemination of information regarding any Fund that is alleged to contain an untrue statement of material fact or any omission of a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading and that was not published or provided to you by or on behalf of us, or accurately derived from information published or provided by or on behalf of us or any of our Affiliates, (ii) any breach by you of any representation, warranty or agreement contained in this Agreement, or (iii) any willful misconduct or negligence on your part in the performance of, or failure to perform, your obligations under this Agreement, except to the extent such losses are caused by our breach of this Agreement or our willful misconduct or negligence in the performance, or failure to perform, our obligations under this Agreement. This Section (14) shall survive termination of this Agreement.

15. The Fund reserves the right in its discretion and we reserve the right in our discretion, without notice, to refuse any order for the purchase of Fund shares for any reason whatsoever, and to suspend sales or withdraw the offering of Fund shares (or shares of any class(es)) entirely. We reserve the right, by written notice to you, to amend, modify, cancel or assign this Dealer Agreement. Notice for all purposes shall be deemed to be given when mailed or electronically transmitted to you.

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


16. This Dealer Agreement shall replace any prior agreement between you and us or any of our predecessor entities (including but not limited to Nvest Funds Distributor, L.P., New England Funds, L.P., TNE Investment Services Corporation, and Investment Trust of Boston Distributors, Inc.) and is conditioned upon your representation and warranty that you are (i) registered as a broker/dealer under the Securities Exchange Act of 1934, as amended, and are a member in good standing of the National Association of Securities Dealers, Inc. ("NASD"), (ii) a Registered Investment Adviser under state and/or federal law, (iii) ineligible for NASD membership because you are a foreign dealer, or (iv) bank chartered by the appropriate state or federal agency and authorized to enter into and perform the transactions contemplated by this agreement. Regardless of whether you qualify, under (i), (ii) (iii) or (iv), you and we agree to abide by the Rules and Regulations of the NASD, including without limitation Conduct Rules 2310, 2420, 3110, and 2830, and all applicable state and federal laws, rules and regulations.

You will not offer Fund shares for sale in any state (a) where they are not qualified for sale under the blue sky laws and regulations of such state or (b) where you are not qualified to act as a dealer or adviser.

In the event that you offer Fund shares outside the United States, you agree to comply with the applicable laws, rules and regulations of the foreign government having jurisdiction over such sales, including any regulations of United States military authorities applicable to solicitations to military personnel.

17. If non-public personal information regarding either party's customers or consumers is disclosed to the other party in connection with this Agreement, the party receiving such information will not disclose or use that information other than as necessary to carry out the purposes of this Agreement and in accordance with Regulation S-P.

18. Each party to this agreement hereby agrees to abide by and comply with all relevant anti-money laundering laws and regulations, including without limitation the Bank Secrecy Act, as amended, and the USA Patriot Act of 2001. Each party represents that it has established an Anti-Money Laundering Program that complies with all material aspects of the USA Patriot Act of 2001 and other applicable anti-money laundering laws and regulations. Each party also hereby agrees to comply with any new or additional anti-money laundering laws or regulations.

19. All communications to us should be sent to the above address. Any notice to you shall be duly given if mailed or faxed to you at the address specified by you below. This Agreement shall be effective when accepted by you below and shall be governed by and construed under the laws of the Commonwealth of Massachusetts.





Accepted:                                                    CDC IXIS Asset Management Distributors, L.P.

______________________________________                       By:___________________________________
Dealer's Name

Address

--------------------------------------

By:___________________________________
Authorized Signature of Dealer

--------------------------------------
(Please print name)

Date:_________________________________


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




                  CDC IXIS Asset Management Distributors, L.P.
                           Dealer Agreement Amendment

                               Mutual Fund Trading



This amendment updates the Dealer Agreement between CDC IXIS Asset Management Distributors, L.P. ("our" or "us") and the undersigned company (the "Company" or "you"). The Company shall establish and maintain effective internal policies and controls, including operational and system controls, with respect to the processing of orders of the funds received prior to and after the close of the New York Stock Exchange - normally 4:00 p.m. Eastern Time ("Pricing Time") for the purchase, redemption and exchange of shares of mutual funds, including mutual funds distributed by us (each, a "Fund").

For all transactions in the Funds, the Company shall follow all applicable rules and regulations and shall establish internal policies regarding the timely handling of orders for the purchase, redemption and exchange of shares of the Funds ("Fund Orders") and maintain effective internal controls over the ability to distinguish and appropriately process Fund Orders received prior to and after the Fund's Pricing Time, including operational and systems controls. Specifically, the Company represents as of the date of this amendment and each time that it accepts a Fund Order on behalf of a Fund that:

|X| The Company's policies and procedures provide reasonable assurance that Fund Orders received by the Company prior to the Fund's Pricing Time are segregated from Fund Orders received by the Company after the Fund's Pricing Time and are properly transmitted to the Funds (or their agents) for execution at the current day's net asset value ("NAV").

|X| The Company's policies and procedures provide reasonable assurances that Fund Orders received by the Company after the Fund's Pricing Time are properly transmitted to the Funds (or their agents) for execution at the next day's NAV.

|X| The Company's policies and procedures provide reasonable assurance that transactional information is delivered to the Funds (or their agents) in a timely manner.

|X| The Company has designed procedures to provide reasonable assurance that policies with regard to the receipt and processing of Fund Orders are complied with. Such procedures either prevent or detect on a timely basis instances of noncompliance with the policies governing the receipt and processing of Fund Orders.

|X| Policies and procedures governing the timely handling of Fund Orders have been designed and implemented effectively by all third parties to whom the Company has designated the responsibility to distinguish and appropriately process Fund Orders received prior to and after the Fund's Pricing Time.

To the extent we or CDC IXIS Asset Management Services, Inc., our affiliated transfer agent, have entered into related agreements with the Company regarding your handling of Fund Orders, you acknowledge and agree that this amendment shall apply to your handling of all Fund Orders, whether authorized under the Dealer Agreement or any other agreement with us or our affiliates. The Company's submission and our acceptance of an order for the Funds, or receipt by us of an executed copy of this agreement from you represents your acknowledgement and acceptance of the terms and conditions of this amendment.



CDC IXIS Asset Management Distributors, L.P.                    Name of Company _________________________________

By:  ___________________________                                By:  _____________________________

Print Name: ____________________                                Print Name: ______________________

Title: __________________________                               Title: ____________________________

Date: __________________________                                Date: ____________________________

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



 POLICIES AND PROCEDURES WITH RESPECT TO SALES OF FUNDS OFFERING MULTIPLE CLASSES OF SHARES

In connection with the offering of certain Funds (the Funds") with multiple classes of shares, one subject to a front-end sales load and a service fee or service and distribution fee ("Class A shares"), one subject to a service fee, a distribution fee, no front-end sales load and a contingent deferred sales charge ("CDSC") on redemptions within a time period specified in the then current Prospectus (which for purposes of these policies and procedures shall include the Funds' then current statement of additional information) of the Fund ("Class B shares"), one subject to a front-end sales load, service fee, distribution fee and a CDSC on redemptions within a period specified in the then current Prospectus of the Fund ("Class C shares") and one intended only for certain institutional investors and subject to no front-end sales load ("Class Y shares"), an investor must choose the method of purchasing shares which best suits his/her particular circumstances. To assist investors in these decisions, the Distributor has instituted the following policies with respect to orders for Fund shares. These policies apply to every entity distributing Fund shares.

1. No purchase order may be placed for Class B shares if the amount of the orders equals or exceeds $1,000,000 or the order is eligible for a net asset value purchase price (i.e., no front-end sales charge) of Class A shares, as provided in the Prospectus.

2. No purchase order may be placed for Class C shares if the amount of the order equals or exceeds $1,000,000 or the order is eligible for a net asset value purchase price (i.e., no front-end sales charge) of Class A shares unless the investor indicates on the relevant section of the application that the investor has been advised of the relative advantages and disadvantages of Classes A and C shares.

3. Any purchase order for less than $1,000,000 may be for either Class A, B or C shares in light of the relevant facts and circumstances, including:

     a)   the specific purchase order dollar amount;

     b)   the length of time the investor expects to hold his/her shares; and

     c) any other relevant circumstances such as the availability of purchase under a Letter of Intent, Breakpoints (a volume discount), or Rights of Accumulation, as described in the Prospectus.

4. Investors may purchase Class Y shares only if they meet the identity, suitability, minimum investment and other standards set forth in the Funds' then current Class Y Prospectuses:

     a)   tax-qualified    retirement   plans   ($2,000,000    minimum   initial
          investment);

     b)   endowments,   foundations   and  other   tax-qualified   organizations
          ($1,000,000 minimum initial investment);

     c)   separate accounts of certain insurance companies (no minimum);

     d) omnibus accounts of retirement plans with at least 500 eligible plan participants and $1,000,000 of plan assets.

Investors otherwise eligible to purchase Class Y shares but who will not make the initial minimum investment amount are eligible to invest in Class A, B or C shares. They should be advised, however, of the lower fees and expenses applicable to Class Y shares and should consider whether a larger investment, to meet the Class Y requirements, would be appropriate and desirable for their circumstances.

There are instances when purchasing one class of shares may be more appropriate than the others. For example, investors who would qualify for a significant discount from the maximum sales load on Class A shares may determine that payment of such a reduced front-end sales load and service fee is preferable to payment of a higher ongoing distribution fee. Investors whose orders would not qualify for such a discount and who anticipate holding their investment for more than eight years might consider Class B shares because 100% of the purchase price is invested immediately. Investors making smaller investments who anticipate redeeming their shares within eight years might consider Class C shares for the same reason.

Appropriate supervisory personnel within your organization must ensure that all employees and representatives receiving investor inquiries about the purchase of shares of a Fund advise the investor of then available pricing structures offered by the Funds, and the impact of choosing one class of shares over another. In some instances it may be appropriate for a supervisory person to discuss a purchase with the investor.

This policy is effective with respect to any order for the purchase of shares of a Fund offering multiple classes of shares.

Questions relating to this policy should be directed to John T. Hailer, President and Chief Executive Officer, CDC IXIS Asset Management Distributors, L.P. at (617) 449-2500.


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